Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of January 1, 2020, by and between GUERRILLA RF, INC., a Delaware Corporation (hereinafter the “Company”), and RYAN PRATT (hereinafter the “Executive”).

WHEREAS, Executive has served as the Company’s President and Chief Executive Officer since the Company’s inception;

WHEREAS, Executive and the Company are parties to an Executive Employment Agreement dated June 25, 2014 (hereinafter the “Prior Employment Agreement”);

WHEREAS, the Company desires the assurance of the continued association and services of Executive in order to retain Executive’s experience, skills, abilities, background, and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement;

WHEREAS, Executive desires to continue in the employ of the Company and is willing to accept the employment terms and conditions set forth in this Agreement; and

WHEREAS, the Executive acknowledges that he is employed in a position of trust and confidence in which the Executive will learn of, have access to, and/or may develop confidential and proprietary information, know-how and trade secrets, which the Company is entitled to protect.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration and benefits to which the Executive agrees he is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Superseding Prior Employment Agreement. The parties agree and acknowledge that this Agreement supersedes and replaces the Prior Employment Agreement, effective as of the date first set forth above (the “Commencement Date”).

2. Employment and Duties. The Company hereby continues to employ Executive in the position of President and Chief Executive Officer or such other position(s) as may be determined from time to time in the sole discretion of the Company’s Board of Directors (the “Board”), and Executive hereby accepts such continued employment upon the terms and conditions stated herein. Executive shall have such responsibilities, duties, and authority as are appropriate to said position(s) and as may be assigned to him from time to time by the Board, or its designee. Executive shall perform, faithfully and diligently, his duties on behalf of the Company. Further, Executive shall devote his entire business time, attention, and energies to business of the Company, and shall not be engaged in any other business activity without prior written approval from the Company. Executive shall conduct himself at all times in such a manner as to maintain the good reputation of the Company. Executive agrees to comply with all applicable governmental laws, rules, and regulations, and the Company’s policies, rules, by-laws, standards, procedures and regulations now existing or hereafter promulgated.

3. Employment At-Will. Executive’s employment is at-will. This means that Executive or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

4. Compensation and Benefits. For all services rendered by the Executive under this Agreement, the Company shall provide or cause to be provided to the Executive the compensation and benefits set forth below:

(a) Executive shall receive an annual base salary equal to Two Hundred Forty Thousand and No/100 Dollars ($240,000) (“Base Salary”). Thereafter, the Executive’s Base Salary will be subject to review and adjustments consistent with the Company’s policies and procedures applicable to all employees of similar status. The Base Salary shall be paid to Executive, less all legally applicable withholding, in substantially equal installments on the Company’s normal payroll dates.

(b) Executive shall be entitled to participate in all employee benefits to the extent generally available to other similarly situated employees of the Company (as such benefits may change from time to time), including, without limitation, benefits such as medical, life insurance, 401K, and paid time off, subject to and limited by the terms, provisions, and conditions of each such plan or benefit as they may be amended, modified or terminated from time to time. Except as otherwise expressly provided, this Agreement does not grant to Executive any greater rights under the Company’s plans and benefits than any other employee. The Company reserves the right to amend or cancel any employee benefit plan at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law.

(c) The Company shall reimburse Executive for all authorized out-of-pocket expenses paid by him on the Company’s behalf incident to his employment during his employment to the extent reimbursable under the Company’s policies generally applicable to employees of comparable position, provided that Executive shall submit such documentation as such policies may require and otherwise comply with the requirements of such policies.

(d) In the Company’s sole discretion, Executive may be eligible for bonuses from time to time. The amount of the bonus, if any, and eligibility for the bonus will be determined in the sole discretion of the Company’s Board of Directors. Payment of a bonus in one year, does not guarantee payment of a bonus in any other year. In order to be eligible for a bonus, if any, the Executive must be employed by the Company at the time the bonus is paid.

5. Non-Disclosure of Information. Executive acknowledges and agrees that: (i) as an employee of the Company, Executive has had and will have substantial access to Confidential Information (as defined below), the unauthorized use or disclosure of which would cause the Company to suffer substantial and irreparable harm; (ii) the Company has a legitimate business interest in preventing unauthorized use or disclosure of Confidential Information; and (iii) the Company takes reasonable measures to prevent unauthorized use or disclosure of Confidential Information. Executive agrees that at all times during his employment by the Company and thereafter for as long as such information remains non-public information, Executive shall (a) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company’s business, procedures and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information, including, without limitation, (A) information regarding the Company’s customers (including active and inactive customers lists), prospective customers, including lists, contact information, contracts, billing histories, preferences, and information regarding products or services provided by the Company; (B) confidential or proprietary information or trade secrets obtained by the Company from customers which Executive had access or was disclosed during Executive’s employment; (C) information regarding the Company’s suppliers or other third party vendors, (D) the Company’s finances, including financial statements, balance sheets, profit and loss statements, earnings, sales data, forecasts, cost analyses and similar information; (E) any plans and projections for business opportunities for new or developing business of the Company, including marketing concept and business plans; (F) the Company’ s research and development efforts, technical information, software, hardware, and technology; (G) the Company’s services, products, prices, costs, service performance, sales, operation results, methods of operation, employee lists or personnel matters; (H) techniques, designs, drawings, processes, inventions, equipment, and prototypes; and (I) any of the information described in subsections (A) through (I) of this Section that the Company obtains from another party or entity and that the Company treats or designates as confidential or proprietary information, whether or not such information is owned or was developed by the Company (“Confidential Information”), (b) use the Confidential Information solely in connection with his employment with the Company and for no other purpose, (c) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company, and (d) observe all security policies implemented by the Company from time to time with respect to the Confidential Information. Executive represents and warrants that as of the signing of this Agreement, he has not previously disclosed any Confidential Information which would be in violation of the terms of this Agreement.

Upon termination of employment for any reason, Executive will return all Confidential Information in his possession or control. Executive shall not retain any copy, duplicate, or note memorializing any such Confidential Information.

In the event that Executive is requested or becomes legally compelled (through oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, Executive will give the Company proper written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and Executive will cooperate with the Company in any effort it undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or the Company does not waive compliance with the provisions of this Agreement, Executive will furnish only that portion of the Confidential Information which is legally required or will exercise his best efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information.

A disclosure made in compliance with 18 U.S.C. § 1833(b), in confidence to a federal, state or local government authority or attorney solely for the purpose of reporting or investigating a suspected violation of law, or under seal in a lawsuit or other proceeding, shall not be a breach of this Agreement and is subject to statutory immunity.

6. Work Made For Hire; Ownership Retained by Company. Executive acknowledges and agrees that any work prepared by Executive on behalf of Company (including materials generated in the performance of the services for the Company, as well as derivatives of Company’s materials) before or after the date of this Agreement (the “Work”) (a) is within the course, duty or scope of the Executive’s employment; (b) is or has been specially ordered or commissioned for use as one or more of a contribution to a collective work, as part of an audiovisual work, as a supplementary work, or as a compilation; and (c) shall be considered a “work made for hire” under 17 U.S.C. §§ 101, et seq. and all other United States copyright laws. Without limiting the foregoing, “Work” shall also include any and all work product, proprietary information, property, data, documentation, inventions or information (including patent information) or materials that have been prepared, conceived, discovered, invented, developed, reduced to practice, or created, individually or in part, by the Executive while employed by the Company (i) within the course, duty or scope of the Executive’s employment or other activities on behalf of the Company; or (ii) with the use of any materials, facilities, advice or assistance from the Company; or (iii) with the intent that such thing(s) would be used, or otherwise could reasonably be used, in or in connection with the present or future business of the Company; or (iv) based upon knowledge or experience gained through the Executive’s employment or other association with the Company; and all right, title and interest thereto. The Work shall be the sole and exclusive property of Company free and clear from all claims of any nature relating to the contributions and other efforts of Executive, or any principal, employee, agent or contractor engaged by Executive. All right, title and interest (throughout the United States and in all foreign countries) therein shall vest in Company.

7. Assignment of Interest. To the extent that title to the Work may not, by operation of law, vest in Company or may not be considered work made for hire, all right, title and interest therein are hereby irrevocably assigned by Executive to Company, including without limitation all rights to enforce such rights, sue and collect damages related to such rights. The Work shall belong exclusively to Company, with Company having the right to obtain and to hold in its own name all copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Executive further waives any common law rights, or other rights with respect to attribution of authorship or integrity of such work as Executive may have under any applicable law. In order that Company may protect its rights in the Work, Executive will inform Company of the Work and make adequate written records of all Work, which records shall be the Company’s property, and both during and after termination of employment, Executive will, without charge to the Company but at its request and expense sign all papers, including forms of assignment, and provide any other assistance necessary to transfer or record the transfer of Executive’s purported right, title and interest in and to the Work to the Company, or enable the Company to obtain, maintain and enforce patents or copyrights throughout the world. All written records, documents or other tangible property relating in any way to the Work which are conceived or generated by Executive or come into Executive’s possession shall be and remain the exclusive property of Company. Executive agrees to deliver all such records, documents and tangible property to the Company upon the termination of employment or at such earlier time as Company may request. Executive will not use any Work for any purpose other than Executive’s employment with the Company and for the benefit of the Company. The obligations contained in this Section 7 shall continue beyond the termination of employment, whether the Work is patentable or copyrightable, so long as they are conceived or made during employment. Any Work relating to the business of the Company which Executive reduces to writing or upon which Executive files a patent application or for copyright protection within one year after termination of employment, shall be presumed to constitute Work belonging to the Company, subject to proof to the contrary by good faith, written and duly corroborated records establishing that the Work was conceived following termination. Executive irrevocably constitutes and appoints the Company during employment, and for one year thereafter, as Executive’s attorney-in-fact for the purpose of executing, in Executive’s name and on Executive’s behalf, such instruments or other documents as may be necessary to transfer, confirm and perfect in the Company such rights as are conveyed pursuant to this Section 7. Without limiting the foregoing, Executive hereby expressly assigns to the Company each and every Work created, invented, reduced to practice or otherwise existing as of the date of this Agreement.

8. Restrictive Covenants. Executive agrees that during his employment with the Company and for a period of twelve (12) months following termination of Executive’s employment for any reason (the “Restricted Period”), Executive shall abide by the following separate and independent covenants:

a. Noncompetition. Executive shall not, in the Territory (as hereinafter defined), on his own behalf or in concert with any other person, whether individually or as a partner, principal, joint venturer, officer, director, member, employee, agent, independent contractor, consultant, stockholder of, or in any other capacity, become engaged in, involved in, work for, or provide services to any company or business that competes with the Company in the business of any of the following:

i.	The manufacturing of high performance Monolithic Microwave Integrated Circuits (“MMICs”) for the automotive, 5G infrastructure, and cellular booster markets;

ii.	The sale of MMICs for the automotive, 5G infrastructure, and cellular booster markets;

iii.	The designing of MMICs for the automotive, 5G infrastructure, and cellular booster markets; and

iv.	any other businesses in which the Company is engaged in at the time of Executive’s termination of employment, which the Company may elect (or not) to provide a written description to Executive at or following termination or employment;

each such company or business, a “Competitor.” Notwithstanding the foregoing, (i) the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market or the beneficial ownership interest of less than five percent (5%) in a pooled investment fund, such as a mutual fund, which owns shares of stock or other equity interests of a Competitor shall not be deemed, in and of itself, to violate the prohibitions of this Section 8(a); and provided further, that (ii) it shall not be a violation of this Section 8(a) for Executive to work in an affiliate or division of a Competitor if: (A) the affiliate or division of the Competitor does not compete with the Company; (B) such work would not result in the actual, threatened or potential use or disclosure of the Confidential Information; and (C) Executive obtains the prior written consent of the Company, which consent shall not be unreasonably withheld.

b. Nonsolicitation of Customers. Executive shall not, on his own behalf or in concert with any other person, whether individually or as a partner, principal, joint venturer, officer, director, member, employee, consultant, agent, independent contractor, consultant, or in any other capacity, of any person or entity for any reason, (i) market, sell or provide any services or products to any person or entity who or which has been a customer of the Company, or is a Prospect to become a customer of the Company, and with whom Executive had Material Contact on behalf of the Company, at any time within the twelve (12) month period immediately preceding termination of Executive’s employment, that are competitive with those being offered by the Company; and/or (ii) solicit, encourage, induce, cause, or attempt to cause any person or entity who or which has been a customer of the Company at any time within the twelve (12) month period immediately preceding Executive’s termination of employment or is a Prospect to become a customer of the Company, and with whom the Executive had Material Contact on behalf of the Company, not to do business with or to materially reduce any part of its business with the Company.

c. Nonsolicitation of Employees. Executive shall not, on his own behalf or in concert with any other person, whether individually or as a partner, principal, joint venturer, officer, director, member, employee, agent, independent contractor, consultant, or in any other capacity, of any person or entity for any reason, employ or solicit for employment, any person who is employed by the Company, or was employed by the Company within the six (6) months immediately preceding Executive’s termination of employment with the Company, or in any manner seek to induce any such person to materially alter his, her or its employment relationship with the Company.

d. Non-Interference of Relationship with Vendors, Independent Contractors, and Consultants. Executive shall not, on his own behalf or in concert with any other person, whether individually or as a partner, principal, joint venturer, officer, director, member, employee, agent, independent contractor, consultant, or in any other capacity, of any person or entity for any reason, solicit, encourage, induce, cause, or attempt to cause any person or entity who or which is a vendor, consultant, or an independent contractor of the Company or is a Prospect to be a vendor, consultant or independent contractor of the Company, not to do business with, to reduce any part of its business with, or otherwise materially alter or interfere or attempt to materially alter or interfere with its relationship with the Company.

e. Separate and Independent Covenants. Executive understands and agrees that each of the covenants set forth in Sections 8(a), (b), (c) and (d), including sub-parts thereof, are separate and independent covenants, and accordingly, enforceable as such.

f. Restrictions to Apply Regardless of the Nature of Executive’s Termination. The provisions of this Section 8 shall apply to Executive regardless of the nature of Executive’s termination of employment.

g. Definitions. For purposes of this Agreement,

i. Territory. Executive acknowledges that Company conducts business and has customers throughout North America. Accordingly, Executive agrees that “Territory” means:

(A)	The entire world;

(B)	if that territory is found to be unreasonable, Europe, Asia and North America;

(C)	if that territory is found to be unreasonable, North America;

(D)	if that territory is found to be unreasonable, the United States;

(E)	if that territory is found to be unreasonable, each state in which the Company does business or did business at any time within two (2) years prior to the termination of Executive’s employment with the Company;

(F)	if that territory is found to be unreasonable, the State of North Carolina; and

(G)	if that territory is found to be unreasonable, Guilford County in North Carolina.

ii. Material Contact. “Material Contact” means the contact between Executive and each Prospect, customer, vendor, consultant, and independent contractor of the Company (A) with whom or which Executive dealt on behalf of the Company; (B) whose dealings with the Company were coordinated or supervised by the Executive; (C) about whom Executive obtained Confidential Information in the ordinary course of business as a result of his association with the Company; or (D) who received products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within two (2) years prior to the date of the Executive’s termination.

iii. Prospect. “Prospect” means a person or entity that, during Executive’s employment and within the period of one-hundred eighty (180) days immediately preceding Executive’s termination of employment, either (x) has been contacted by or on behalf of Company as a prospective customer, vendor, consultant, or independent contractor, as applicable, of the Company, or (y) has been identified by Company as a prospective customer, vendor, consultant, or independent contractor, as applicable, of the Company, or the Company has taken demonstrable efforts to pursue such person or entity as a customer, vendor, consultant, or independent contractor, as applicable of the Company.

9. Notice of Actual or Potential Violation of Restrictions. If during the Restricted Period:

a. The Company becomes aware or concerned that Executive has or may be in violation of the covenants contained is Sections 5 or 8, or might be in a position or about to be in a position that could constitute or be in jeopardy of being a violation of Sections 5 or 8, through or based upon Executive’s association with another person or entity, the Company may notify such person or entity that Executive is bound by the provisions in Section 5 and 8 and, at the Company’s election, furnish such person or entity with a copy of this Agreement or portions thereof.

b. Executive decides to be engaged by another person or entity to provide services as an employee or independent contractor in or associated with a Competitor, then within ten (10) days of such decision Executive shall send the Company notice of such engagement, with such notice providing the name and address of the person or entity which is engaging Executive.  The Company may notify such person or entity that Executive is bound by the covenants in Section 5 and 8 and, at the Company’s election, furnish such person or entity with a copy of this Agreement or portions thereof.

c. This Paragraph 9 shall not be construed to permit Executive to engage in any conduct prohibited by Sections 5 and 8 nor shall it be construed to constitute a waiver of any right to enforce the covenants in Section 5 and 8 for any violation or breach of the covenants in Section 5 and 8.

10. Enforcement.

a. Executive acknowledges that a breach or threatened breach of any of the covenants in Section 5 and 8 would cause irreparable harm to the Company, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Executive of any such covenants, the Company shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). In the event of any breach by Executive of the covenants in Section 5 and 8, the Company shall be entitled to recover from Executive all costs and reasonable attorneys’ fees relating to any action to enforce such covenants. The existence of any claim that Executive may have against the Company shall not constitute a defense to the Company’s right to enforce any of its rights in the covenants in Section 5 and 8 against Executive.

b. In the event of any breach by Executive of the covenants in Section 5 and 8, the Restricted Period shall be extended for a period equal to the period of time from the first breach of the covenants to the last breach of the covenants so that the Company enjoys the benefit of a full twelve(12) months of compliance with these covenants.

c. Executive acknowledges that the covenants in Section 5 and 8 are reasonable and necessary to protect the goodwill, confidential information, and other legitimate interests of the Company and constitute a material inducement to the Company to employ Executive. If any portion of such covenants is held by a court of competent jurisdiction or arbitrator to be unreasonable, arbitrary or against public policy, such covenants shall each be considered divisible as to scope of activities, Territory, and Restricted Period and shall remain effective so long, and to such extent, as the same is not held to be unreasonable, arbitrary, or against public policy. In the event a court of competent jurisdiction or arbitrator determines the scope of activities, Territory, or Restricted Period of any of the covenants in Section 5 and 8 to be unreasonable, arbitrary, or against public policy, a lesser scope of activities, Territory, or Restricted Period which is determined to be reasonable, non-arbitrary and not against public policy shall be enforced against the Executive by re-writing, by “blue-penciling” or otherwise. The parties specifically agree that the court or arbitrator shall have the power and authority to revise or rewrite any or all of such covenants in order to make them enforceable to the fullest extent legally possible. The parties further agree that each provision of such covenants is severable and separable from each other provision of such covenants and the other provisions of this Agreement. The invalidity or unenforceability of any such covenant or other provision as written shall not invalidate or render unenforceable the remaining such covenants or other provisions, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

11. Company’s Obligation Upon Termination of Executive’s Employment.

(a) If the Company terminates Executive without Cause (as defined below), the Company shall pay Executive such Base Salary as he may be entitled to receive for services rendered prior to the date of such termination. In addition, subject to the terms of this Agreement, the Company shall pay Executive 12 months of severance pay calculated as follows: twelve monthly payments of 100% of the monthly Base Salary. The Base Salary of Executive on the date of any such termination will be used to calculate the Severance Pay. Severance Pay will be payable to the Executive in monthly installments, bearing no interest, according to the Company’s regularly scheduled payroll, but in no event shall payments of the Severance Pay to the Executive extend beyond the end of the second year following the end of the year of the Executive’s “separation from service” within the meaning of Internal Revenue Code Section 409A. Notwithstanding the above, Executive agrees that he shall be entitled to the Severance Pay only if (1) he timely executes and does not revoke a complete and general release of all claims in a form as determined to be necessary or desirable by the Company in its sole discretion (the “Release”) and (2) he is not otherwise in violation of the covenants contained herein (including, but not limited to Sections 5 and 8) or in any other agreement with the Company.

(b) If Executive’s employment ends for any other reason than that set forth in Section 11(a), the Company shall pay Executive such Base Salary as he may be entitled to receive for services rendered prior to the date of such termination. However, the Executive shall not be entitled to receive any Severance Pay.

(c) The receipt of any Severance Pay pursuant to Section 11(a) is conditioned upon the Release being effective within 90 days following the termination of employment of such earlier period as required by the Release. To become effective, the Release must be executed by the Executive and the Company and any revocation periods (as required by statute, regulation or otherwise) must have expired without Executive having revoked the Release. In addition, no Severance Pay will be paid or provided until the Release actually becomes effective. No Severance Pay shall be payable until Executive has had a “separation from service” within the meaning of Internal Revenue Code Section 409A.

(d) “Cause” means any of the following reasons: (1) the arrest and/or indictment of Executive in any crime (other than misdemeanor traffic offenses); (2) intentional destruction, misappropriation or conversion of the Company’s property by the Executive; (3) the material breach by the Executive of this Agreement; (4) the Executive becomes unable or unfit to perform the duties required hereunder for any reason, including alcohol or drug abuse; (5) without limiting the foregoing, the Executive’s total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, (6) the death of Executive, (7) any concealment or misrepresentation of material fact by the Executive with purpose of attaining employment of the Company; (8) insubordination by the Executive; (9) violation by the Executive of the Company’s policies, procedures or directions by the Company; (10) unsatisfactory job performance and/or failure to perform to Company standards by the Executive; (11) gross negligence or malfeasance in performance of job duties by Executive; (12) engagement in any misconduct, fraud, or dishonesty by the Executive; (l3) chronic absence from work not in accordance with approved leave by the Executive; (14) failure or refusal by the Executive, as determined by the Company, to faithfully and diligently perform the usual and customary duties of the Executive’s employment, which failure is not remedied in a reasonable period of time after receive of written notice from the Company; (15) violation of a federal or state law or regulation applicable to the business of the Company; or (16) Executive’s failure to cooperate with the Company in an investigation, including but not limited to, failure to consent to an investigation, test, or interview.

12. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage pre-paid, addressed as follows:

If to the Executive:

Ryan Pratt

5686 Green Dale Court

Summerfield, NC 27409

If to Guerrilla RF, Inc.:

Chairman of the Board

Guerrilla RF, Inc.

1196 Pleasant Ridge Road, Suite 5

Greensboro, NC 27409

If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, three (3) calendar days after the date on which such notice, request, instruction or document is mailed shall be the date of delivery. Any party hereto may change the address specified for notices herein by designating a new address by notice given in accordance with the procedures hereinabove set forth.

13. Authority. Executive represents and warrants to the Company that the Executive is not obligated or restricted under any agreement (including any non-competition, non-solicitation, or confidentiality agreement), judgment, decree, order, or other restraint of any kind that could impair his ability to perform the duties and obligations required of the Executive hereunder.

14. Return of Company Property. Executive understands and agrees that all documents, data and information prepared or collected by Executive as part of Executive’s employment with the Company through the use of Company assets in whatever form, are and shall remain the property of the Company. Executive also understands and agrees that all Confidential Information that comes into Executive’s possession, whether prepared by Executive or others, is and shall remain the property of the Company, thus, Executive agrees that Executive shall return or destroy, upon the Company’s request at any time, (and, in any event, before Executive’s employment with the Company ends) all documents, data, information and other property belonging to the Company in Executive’s possession or control, regardless of how stored or maintained (including, without limitation, documents, data and information stored or maintained on Executive’s personal devices) and including all originals, copies and compilations.  If the Company requests that Executive destroy any documents, data, information or other property pursuant to this Section 14, Executive shall certify, in writing, such destruction to the Company.

15. Amendment; Waiver. This Agreement may not be modified, amended, or supplemented, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, which they may have against each other.

16. North Carolina Law to Govern. Except as preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.

17. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns. The Company may assign this Agreement to a parent company, wholly-owned subsidiary, related entity, “spin-off” company, or other entity affiliated or not affiliated with the Company. Executive shall not assign her rights or obligations hereunder. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns.

18. Survival. The provisions of Paragraphs 1 and 4 through 23 shall survive the termination of Executive’s employment regardless of the reason for termination.

19. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provisions (or remaining part thereof). If any part of any covenant or provision contained in this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, then the court shall interpret such provisions in a manner so as to enforce them to the fullest extent of the law.

20. Entire Agreement. This instrument contains the entire agreement of the parties with respect to the subject matter hereof. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, modification, extension or discharge is sought.

21. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption, including but not limited to, the rules governing distributions to specified Executives if applicable. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

22. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

23. Captions and Terminology. The captions to each section herein are used solely for convenience and are not a part of this Agreement, or to be used in interpreting it. Whenever the singular is used in this Agreement and when required by the context, the same shall include the plural.

(Signature Page Attached)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

GUERRILLA RF, INC.

By:
Name:
Title:

EXECUTIVE:

RYAN PRATT